Exhibit 2.2

Profit Corporation

Articles of Amendment

1. Corporation name:

Smart Decision, Inc.

2. Article number(s)	5	is amended as follows:

5. The maximum number of shares which the Corporation shall have the authority to issue is:

(a)    5,000,000,000 (Five Billion) Shares of Common Stock having a par value of $0.0001; and

(b)   1,000,000,000 (One Billion) Shares of Preferred Stock having a par value of $0.0001 per share or as authorized, such Preferred Stock being issuable in one or more series as hereinafter provided.

No holder of any class of stock of the Corporation shall be entitled, as a right, to purchase or subscribe for any part of any class of stock of the Corporation now authorized or hereafter authorized by any amendment of the Certificate of Incorporation, or of any bonds, debentures, or other securities convertible into or evidencing any rights to purchase or subscribe for any stock of the Corporation; and any stock now authorized or any such additional authorized issue of any stock or any securities convertible into or evidencing rights to purchase or subscribe for stock may be issued and disposed of by the Board of Directors to such firms, person, corporation or association for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms, or on any terms, to the shareholders, or to any class of shareholders.

(See attached)

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on	08/20/2019
(Date - mm/dd/yyyy)

1

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☐	Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☒	Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☐	Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature: /s/ Adam Green	Date:	08/21/2019
(May be executed by Chairman of Board, President or another of its officers.)		(mm/dd/yyyy)

Print Name:	Adam Green	Contact Person:	Brian Higley

Title:	Chief Executive Officer	Daytime Phone Number:	(801) 634-1984

Email:	brian@businesslegaladvisor.com
(Email provided will receive annual report reminders and filing evidence.) *May list multiple email addresses

Checklist

☐	Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
☐	Please submit one originally signed document.
☐	Typical processing time is 3-5 business days following the date of receipt in our office.
☐	Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

2

5. The maximum number of shares which the Corporation shall have the authority to issue is:

(a)      5,000,000,000 (Five Billion) Shares of Common Stock having a par value of $0.0001; and

(b)      1,000,000,000 (One Billion) Shares of Preferred Stock having a par value of $0.0001 per share or as authorized, such Preferred

Stock being issuable in one or more series as hereinafter provided.

No holder of any class of stock of the Corporation shall be entitled, as a right, to purchase or subscribe for any part of any class of stock of the Corporation now authorized or hereafter authorized by any amendment of the Certificate of Incorporation, or of any bonds, debentures, or other securities convertible into or evidencing any rights to purchase or subscribe for any stock of the Corporation; and any stock now authorized or any such additional authorized issue of any stock or any securities convertible into or evidencing rights to purchase or subscribe for stock may be issued and disposed of by the Board of Directors to such firms, person, corporation or association for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms, or on any terms, to the shareholders, or to any class of shareholders.

The preferences, restriction and qualifications applicable to the Common Stock and the Preferred Stock are as follows:

PART A - COMMON STOCK

The Common Stock of the Company shall be divided into two classes: Class A and Class B. There shall be Four Billion, Nine Hundred Million (4,900,000,000) shares of Class A Common Stock and One Hundred Million (100,000,000) shares of Class B common stock. The shares of each class of Common Stock shall be identical except that the holders of the Class B Common Stock shall be entitled to elect a majority of the Board of Directors and the holders of the Class A Common Stock shall elect the remainder of the directors. Each share of Class B Common Stock shall be convertible at any time into one share of Class A Common Stock at the option of the holder.

Each holder of Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

After the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods; all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds heretofore required to be set aside with respect to the Preferred Stock, dividends on the Conunon Stock may be declared and paid, but only when and as determined by the Board of Directors.

On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to its common shareholders.

3

PART B - PREFERRED STOCK

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a)              the rate of dividend;

(b)              whether the shares may be called and, if so, the call price and the terms and conditions of call;

(c)               the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d)              sinking fund provisions, if any for the call or redemption of the shares;

(e)               the terms and conditions, if any, on which the shares may be converted;

(f)                voting rights; and

(g)              whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

SERIES A CONVERTIBLE PREFERRED STOCK

DESIGNATION. Fifty Thousand (50,000) shares of the Preferred Stock subject hereof shall be designated Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"). No other shares of Preferred Stock shall be designated as Series A Convertible Preferred Stock.

STATED VALUE. The shares of Series A Convertible Preferred Stock shall have a stated value of $0.0001 per share.

DIVIDENDS. The holders of the shares of Series A Convertible Preferred Stock shall not be entitled to receive dividends.

4

CONVERSION TERMS. Each share of Series A Convertible Preferred Stock shall, at the option of the holder thereof, at any time and from time to time, be convertible into One Thousand (1,000) shares of fully paid and non-assessable shares of the Class A Common Stock of the Corporation. The conversion right of the holders of Series A Convertible Preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its transfer agent for the Series A Convertible Preferred Stock, accompanied by written notice electing conversion. No additional consideration or any other action need to be taken in order to effectively convert the Series A Convertible Preferred Stock to the Class A Common Stock of the Corporation. Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of Series A Convertible Preferred Stock shall be deemed to be the holder of record of Class A Common Stock issuable upon conversion of such holder's Series A Convertible Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Class A Common Stock shall not then be actually delivered to such person.

Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to the Series A Convertible Preferred Stock more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the "Maximum Share Amount"), which initially shall be 9.99% of the total shares outstanding subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.

NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock. Rather, the Series A Convertible Preferred Stock shall automatically be converted into Class A Common Stock at the conversion rate hereinabove stated.

5

INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation. The Series A Convertible Preferred Stock shall automatically be converted into Class A Common Stock at the conversion rate hereinabove stated.

OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

VOTING. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series A Convertible Preferred Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Series A Convertible Preferred Stock shall be entitled to One Thousand (1,000) votes per share of Series A Convertible Preferred Stock.

EFFECT OF CERTAIN EVENTS

EFFECT OF MERGER, CONSOLIDATION, ETC. At the option of the Holders of the Series A Convertible Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person (as defined below) or Persons when the Company is not the survivor shall require such adjustment in the conversion terms of the Series A Convertible Preferred Stock as to maintain the same equity interest in the Class A Common Stock as it would have on conversion prior to such event. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

REVERSE SPLIT ADJUSTMENT. If the Company shall declare or make any reverse split of its Class A Common Stock, then the Holders of the Series A Convertible Preferred Stock shall be entitled, upon any conversion of the Series A Convertible Preferred Stock after the date of record for determining shareholders entitled to such reverse split, to receive the amount of such Class A Common Stock as is necessary to maintain the Series A Convertible Preferred Stock proportionate equity in the shares of Class A Common Stock as the Series A Convertible Preferred Stock would have had on conversion before such reverse split.

ADJUSTMENT DUE TO DISTRIBUTION. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Class A Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the Holder of the Series A Convertible Preferred Stock shall be entitled, upon any conversion of the Series A Convertible Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Class A Common Stock issuable upon such conversion had such Holder been the holder of such shares of Class A Common Stock on the record date for the determination of shareholders entitled to such Distribution.

PURCHASE RIGHTS. If, at any time when any Series A Convertible Preferred Stock are issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of Class A Common Stock, then the Holder of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of the Series A Convertible Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6

NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion terms as a result of the events described in this Section, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion terms at the time in effect and (iii) the number of shares of Class A Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Series A Convertible Preferred Stock

OTHER PREFERENCES. The shares of the Series A Convertible Preferred Stock shall no other preferences, rights, restrictions, or qualifications, except as otherwise provided herein or by law or the certificate of incorporation of the Corporation.

AMENDMENTS. The terms and conditions and the rights of the Series A Convertible Preferred Stock shall not be amended except solely by unanimous written vote of all of the then outstanding Series A Convertible Preferred Stock.

CONVERSION, DELIVERY BY ELECTRONIC TRANSFER. In lieu of delivering physical certificates representing the Class A Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Class A Common Stock issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

7